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                                                              Exhibit (p)(i)

                                                       Adopted February 25, 2004

                        RS INVESTMENT MANAGEMENT CO. LLC
                         RS INVESTMENT MANAGEMENT, L.P.
                         RS INVESTMENT MANAGEMENT, INC.
                               RS GROWTH GROUP LLC
                               RS VALUE GROUP LLC
                             (COLLECTIVELY, "RSIM")

                        RS INVESTMENT TRUST (THE "TRUST")

                                   ----------

                                 CODE OF ETHICS
                                    Including
                         RSIM POLICY ON PERSONAL TRADING

                                   ----------


THINGS YOU NEED TO KNOW TO USE THIS CODE

     1. Terms in BOLDFACE TYPE have special meanings as used in this Code. To understand this Code, you need to read the definitions of these terms. The definitions are at the end of this Code.

     2. To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

                                    ACCESS PERSON
                                    ADVISORY PERSON
                                    TRADE ACCESS PERSON

     If you don't know, ask the CHIEF COMPLIANCE OFFICER.

     This Code has three sections:

           Part I -- Applies to All Personnel
           Part II -- Applies to ACCESS PERSONS
           Part III -- Definitions

     There are also three Reporting Forms that ACCESS PERSONS have to fill out under this Code. You can get copies of the Reporting Forms from the CHIEF COMPLIANCE OFFICER.

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     NOTE: If you are an ADVISORY PERSON, you are automatically an ACCESS PERSON too, so you must comply with both the ACCESS PERSON provisions and the ADVISORY PERSON provisions.

     3. The CHIEF COMPLIANCE OFFICER has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

     -  RSIM expects that waivers will be granted only in rare instances, and

     - Some provisions of this Code that are mandated by SEC rule cannot be waived.


                       PART I -- APPLIES TO ALL PERSONNEL

GENERAL PRINCIPLES--THESE APPLY TO ALL RSIM PERSONNEL

     RSIM is a fiduciary for its investment advisory and sub-advisory clients. Because of this fiduciary relationship, it is generally improper for RSIM or its personnel to:

        - use for their own benefit (or the benefit of anyone other than the client) information about RSIM's trading or recommendations for client accounts; or

        - take advantage of investment opportunities that would otherwise be available for RSIM's clients.

     Also, as a matter of business policy, RSIM wants to avoid even the appearance that RSIM, its personnel, or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

     RSIM expects all personnel to comply with the spirit of this Code, as well as the specific rules contained in this Code.

     RSIM treats violations of this Code (including violations of the spirit of this Code) very seriously. If you violate either the letter or the spirit of this Code, RSIM might impose penalties or fines, cut your compensation, demote you, require disgorgement of trading gains, or suspend or terminate your employment.

     Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code, even if no clients are harmed by your conduct.

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     If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CHIEF COMPLIANCE Officer. Don't just guess at the answer.

     This is a combined Code of Ethics for RSIM and the Trust. Not every violation of this Code will affect, or will relate to investment activity of, the Trust or every other RSIM client. Certain of the requirements or prohibitions set out below are specified to be "Separately Determined" requirements or prohibitions. A violation of any Separately Determined requirement or prohibition will only be considered to be a violation of the Code of Ethics of the Trust if and to the extent that the violation in question involved the Trust or its series ("Funds") or their investment activities. If a requirement or prohibition is not specified to be Separately Determined, any violation of the requirement or prohibition shall be a violation of the Code of Ethics for RSIM and the Trust.

GENERAL ANTI-FRAUD PROHIBITION - THIS APPLIES TO ALL PERSONNEL, INCLUDING TRUSTEES OF THE TRUST

     The prohibitions of this section are SEPARATELY DETERMINED. It is a violation of this Code of Ethics for any officer, director, member, or employee of RSIM or the Trust, in connection with the purchase or sale, directly or indirectly, by the person of any security:


            1. To employ any device, scheme, or artifice to defraud any Fund or any other client of RSIM;

            2. To make any untrue statement of a material fact to any Fund or any other client of RSIM or omit to state a material fact necessary in order to make the statements made to the Fund or any such client, in light of the circumstances under which they are made, not misleading;

            3. To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on any Fund or other client or RSIM;

            4. To engage in any manipulative practice with respect to any Fund or other client of RSIM;

            5. To engage in any transaction in securities on the basis of material, nonpublic information in violation of applicable law.

GIFTS TO OR FROM BROKERS OR CLIENTS--THIS APPLIES TO ALL RSIM PERSONNEL

     No personnel may accept or receive on their own behalf or on behalf of RSIM any gift or other accommodations from a vendor, broker, securities salesman, client, or prospective client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of the recipient's responsibilities to RSIM or its clients or

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place the recipient or the Firm in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the FAMILY/HOUSEHOLD of RSIM personnel.

     No personnel may give on his or her own behalf or on behalf of RSIM any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

     In no event should gifts to or from any one business contact have a value that exceeds the annual limitation on the dollar value of gifts established by the NASD from time to time (currently $100).

     These policies are not intended to prohibit normal business entertainment.

SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY--THIS APPLIES TO ALL PERSONNEL

     To avoid conflicts of interest, inside information, and other compliance and business issues, RSIM prohibits all its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the CEO of RSIM and of the Chief Compliance Officer. RSIM can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of RSIM. Any transactions for any client account in securities of any company that any employee of RSIM serves as an officer or board member must be pre-approved by the Chief Compliance Officer (the requirement of this sentence being Separately Determined). Also, you must (a) certify on a quarterly basis that neither you nor any member of your FAMILY/HOUSEHOLD has such a position with a public company, and (b) inform the Compliance Department immediately if you or any member of your FAMILY/HOUSEHOLD assumes such a position.

                    PART II -- APPLIES TO ALL ACCESS PERSONS

A. REPORTING REQUIREMENTS--THESE APPLY TO ALL ACCESS PERSONS (INCLUDING ALL ADVISORY PERSONS)

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions, and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your FAMILY/HOUSEHOLD are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions, and accounts are covered, it is essential that you carefully review the definitions of COVERED SECURITY, FAMILY/HOUSEHOLD, and BENEFICIAL OWNERSHIP in the "Definitions" section at the end of this Code. FOR YOUR OWN PROTECTION AND THE PROTECTION OF RSIM, YOU SHOULD ALWAYS ERR ON THE SIDE OF REPORTING IF YOU HAVE ANY QUESTION AS TO WHETHER YOU ARE REQUIRED TO REPORT.

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ALSO: You must file the reports described below, even if you have no holdings, transactions, or accounts to list in the reports.

     1. INITIAL HOLDINGS REPORTS. No later than 10 days after you become an ACCESS PERSON, you must file with the CHIEF COMPLIANCE OFFICER a Holdings Report on [Form A] (copies of all reporting forms are available from the CHIEF COMPLIANCE Officer).

     [Form A] requires you to list all COVERED SECURITIES, including shares of mutual funds, in which you (or members of your FAMILY/HOUSEHOLD) have BENEFICIAL OWNERSHIP. It also requires you to list all brokers, dealers, and banks where you maintained an account in which ANY securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on the date you became an Access Person.

     [Form A] also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD and that you understand that you are an ACCESS PERSON and, if applicable, an ADVISORY PERSON under this Code.

     2. QUARTERLY TRANSACTION REPORTS. No later than 10 days after the end of March, June, September, and December each year, you must file with the CHIEF COMPLIANCE OFFICER a Quarterly Transactions Report on Form B.

     [Form B] requires you to list all transactions during the most recent calendar quarter in COVERED SECURITIES, in which transactions you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP. Please note that transactions in any mutual funds, whether Funds or not, are subject to quarterly reporting. [Form B] also requires you to list all brokers, dealers, and banks where you or a member of your FAMILY/HOUSEHOLD established an account in which ANY securities (not just COVERED SECURITIES) were held during the quarter for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD.

     Every Quarterly Transactions Report shall contain the following information:

            (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

            (ii) The nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition);

            (iii) The price at which the transaction was effected;

            (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected; and

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            (v)   The date when you submit the report.

     Copies of statements or confirmations containing the information specified above may be submitted in lieu of listing the transactions. Persons submitting statements (or causing statements to be submitted) will be deemed to have satisfied this reporting requirement, and need only sign off quarterly on having complied.

     For periods in which no reportable transactions were effected, the Quarterly Transactions Report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

     3. ANNUAL HOLDINGS REPORTS. By January 30 of each year, you must file with the CHIEF COMPLIANCE OFFICER an Annual Holdings Report on [Form C]. The report must state the date on which you submit it.

     [Form C] requires you to list all COVERED SECURITIES, including shares of mutual funds, in which you (or a member of your FAMILY/HOUSEHOLD) had BENEFICIAL OWNERSHIP as of December 31 of the prior year. It also requires you to list all brokers, dealers, and banks where you or a member of your FAMILY/HOUSEHOLD maintained an account in which ANY securities (not just COVERED SECURITIES) were held for the direct or indirect benefit of you or a member of your FAMILY/HOUSEHOLD on December 31 of the prior year.

     [Form C] also requires you to confirm that you have read and understand this Code and have complied with its requirements, that you understand that it applies to you and members of your FAMILY/HOUSEHOLD, and that you understand that you are an ACCESS PERSON and, if applicable, an ADVISORY PERSON and/or TRADE ACCESS PERSON under this Code.

     Any quarterly or annual report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     4. PERSONAL ACCOUNTS; DUPLICATE CONFIRMATION STATEMENTS. All personal brokerage accounts from RSIM personnel and any members of their Family/Household must be maintained at Charles Schwab & Co. or Fidelity Investments. Any exceptions to this policy must be approved by the Compliance Department. If you or any member of your FAMILY/HOUSEHOLD has, or intends to open, a securities account with any broker, dealer, or bank, including Charles Schwab & Co. or Fidelity Investments, you or your FAMILY/HOUSEHOLD member must (i) notify the Compliance Department and (ii) direct that broker, dealer, or bank to send, directly to the Firm's CHIEF COMPLIANCE OFFICER, contemporaneous duplicate copies of all transaction confirmation statements and all account statements relating to that account.

     5. EXCEPTIONS TO REPORTING REQUIREMENTS. An independent Trustee, I.E., a Trustee of the Trust who is not an "interested person" (as defined in Section 2(a)(19) of

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the 1940 ACT) of the Trust, is NOT required to file reports under paragraphs A.1 or A.3 above, and is not required to file any report under paragraph A.2 above with respect to any transaction in security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by a Fund or is or was being considered for purchase or sale by a Fund by its investment adviser.

B. TRANSACTION RESTRICTIONS--THESE APPLY TO ALL ACCESS PERSONS (INCLUDING ALL ADVISORY PERSONS), EXCEPT MEMBERS OF THE TRUST'S BOARD WHO ARE NOT EMPLOYEES OF RSIM

     1. PRECLEARANCE. You and members of your FAMILY/HOUSEHOLD are prohibited from engaging in any transaction in a COVERED SECURITY (other than as excepted below) for any account in which you or a member of your FAMILY/HOUSEHOLD has any BENEFICIAL OWNERSHIP, unless you obtain, in advance of the transaction, written preclearance for that transaction from the CHIEF COMPLIANCE OFFICER.

     Once obtained, preclearance is valid only for the day on which it is granted. The CHIEF COMPLIANCE OFFICER may revoke a preclearance any time after it is granted and before you execute the transaction. The CHIEF COMPLIANCE OFFICER may deny or revoke preclearance for any reason. In no event will preclearance be granted for any COVERED SECURITY if, to the knowledge of the CHIEF COMPLIANCE OFFICER, the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security) for any client. Please note that obtaining preclearance for a transaction does not guarantee that the trade will not be later reversed should a subsequent trade in the same security be effected in any client account. An ADVISORY PERSON would not normally be expected to request preclearance with respect to a transaction that would violate any provision of this Code.

     SUBSEQUENT REVIEW: Even if a transaction in a security has been precleared, the transaction is subject to continuing review even after it has been effected and may later be reversed if, in the absolute discretion of the Chief Compliance Officer and the CEO of RSIM, reversal is appropriate in light of the circumstances existing before, at the time of, or after the time of the transaction.

     SPECIAL PRE-CLEARANCE RULE FOR ADVISORY PERSONS: Except with respect to trades of Fund shares, each request for preclearance by an Advisory Person must:
(i) be submitted via e-mail (whenever possible) to the Compliance Department, with a copy to all RSIM portfolio managers; and (ii) include an explanation as to why that transaction is not appropriate for any client account managed or supported by that ADVISORY PERSON.

     The preclearance requirements do not apply to the following categories of transactions:

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               X  Transactions in COVERED SECURITIES issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

               X Transactions in futures and options contracts on interest rate instruments or indexes, and options on such contracts.

               X Transactions in shares of mutual funds that are not (i) Funds or (ii) other registered investment companies advised or subadvised by RSIM.

               X Transactions that occur by operation of law or under any other circumstance in which neither the ACCESS PERSON nor any member of his or her FAMILY/HOUSEHOLD exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

               X Transactions in fixed-income securities issued by any state, its political subdivisions (E.G., counties, cities, towns), or their agencies or instrumentalities, the interest from which is exempt from regular federal income tax.

               X  Transactions in private investment vehicles.

               X Purchases of COVERED SECURITIES pursuant to an automatic dividend reinvestment plan.

     2. INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS. Neither you nor any member of your FAMILY/HOUSEHOLD may acquire any BENEFICIAL OWNERSHIP in any COVERED SECURITY in: (a) an initial public offering, under any circumstances; or
(b) a private placement (other than a private placement of interests in a hedge fund or other investment limited partnership), except with specific approval from RSIM's CEO (in addition to normal pre-clearance from the Compliance Department).

     3. SHORT-TERM TRADING. Neither you nor any member of your FAMILY/HOUSEHOLD may purchase and sell, or sell and purchase, shares of a Fund within any period of 60 calendar days. If you or any member of your FAMILY/HOUSEHOLD purchase and sell, or sell and purchase, any other COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 calendar days, then the Firm will require any profits from the transactions to be disgorged for donation by the Firm to charity.

C.   BLACKOUT PERIODS -- APPLIES TO ALL TRADE ACCESS PERSONS

     No TRADE ACCESS PERSON (including any member of the FAMILY/HOUSEHOLD of such TRADE ACCESS PERSON) may purchase or sell any COVERED SECURITY within the seven calendar days immediately before or after a calendar day on which any client account managed by RSIM purchases or sells that COVERED SECURITY (or any closely related security, such as an option or a related convertible or exchangeable security). If any such transactions occur, RSIM, at the sole discretion of the CHIEF COMPLIANCE OFFICER and the

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senior management of RSIM, will generally require any profits from the transactions to be disgorged for donation by the Firm to charity. Note that the total blackout period is 15 days (the day of the client trade, plus seven days before and seven days after). The prohibitions of this paragraph C are Separately Determined.

NOTE: It sometimes happens that an ADVISORY PERSON who is responsible for making investment recommendations or decisions for client accounts (such as a portfolio manager or analyst) determines--within the seven calendar days after the day he or she (or a member of his or her FAMILY/HOUSEHOLD) has purchased or sold for his or her own account a COVERED SECURITY that was not, to the ADVISORY PERSON's knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the ADVISORY PERSON is responsible for making investment recommendations or decisions to purchase or sell the same COVERED SECURITY (or a closely related security). In this situation, the ADVISORY PERSON MUST put the clients' interests first, and promptly make the investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the seventh day following the day of the transaction for the ADVISORY PERSON's (or FAMILY/HOUSEHOLD member's) own account to avoid conflict with the blackout provisions of this Code. Additionally, such ADVISORY PERSON shall submit a written report to the CHIEF COMPLIANCE OFFICER describing the circumstances of the purchase or sale of the COVERED SECURITY for his or her own account, and attesting that at the time of such purchase or sale, the ADVISORY PERSON did not have actual knowledge that the Covered Security was being considered for purchase or sale by any client account. RSIM recognizes that this situation may occur in entire good faith, and will not require disgorgement of profits in such instances if it appears, in the sole discretion of the CHIEF COMPLIANCE OFFICER and senior management of RSIM, that the ADVISORY PERSON acted in good faith and in the best interests of RSIM's clients.

                             PART III -- DEFINITIONS

     These terms have special meanings in this Code of Ethics:

                                    1940 ACT
                                  ACCESS PERSON
                                 ADVISORY PERSON
                              BENEFICIAL OWNERSHIP
                            CHIEF COMPLIANCE OFFICER
                                COVERED SECURITY
                                FAMILY/HOUSEHOLD
                               TRADE ACCESS PERSON

     The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it

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does in the SEC's rules for proxy statement disclosure of corporate directors'
and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

               IMPORTANT: IF YOU HAVE ANY DOUBT OR QUESTION ABOUT WHETHER AN INVESTMENT, ACCOUNT OR PERSON IS COVERED BY ANY OF THESE DEFINITIONS, ASK THE CHIEF COMPLIANCE OFFICER. DON'T JUST GUESS AT THE ANSWER.

1940 ACT means the Investment Company Act of 1940, as amended.

ACCESS PERSON means: (A) any officer, director, trustee, member or partner of RSIM or the Trust; or (B) any employee of RSIM or the Trust who, in connection with his or her regular functions or duties, makes, participates in, influences, or obtains information regarding, the purchase or sale of any securities (even if they are not COVERED SECURITIES) for any client account, or any recommendations with respect to such purchases or sales; or (C) any natural person who directly or indirectly has a 25% or greater interest in RSIM or any Fund and obtains information concerning recommendations made to any client of RSIM regarding the purchase or sale of any securities (whether or not they are COVERED SECURITIES).

ADVISORY PERSON means any ACCESS PERSON who, in connection with his or her regular functions or duties, makes, participates in or influences (A) the purchase or sale of any securities (even if they are not COVERED SECURITIES) for any client account or (B) any recommendations with respect to such purchases or sales. RSIM's CEO is also an ADVISORY PERSON. A person who is an Access Person solely by virtue of the fact that that person obtains information regarding the purchase or sale of any securities or any recommendation with respect to such purchases or sales, but does not make, participate in, or influence such purchases, sales, or recommendations is not an Advisory Person.

BENEFICIAL OWNERSHIP means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of RSIM), even if you don't share in the profits.

BENEFICIAL OWNERSHIP is a very broad concept. Some examples of forms of BENEFICIAL OWNERSHIP include:

               Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

               Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

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               Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager, UNLESS the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's BENEFICIAL OWNERSHIP. This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

               Securities in a person's individual retirement account.

               Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

               Securities owned by a trust of which the person is either a TRUSTEE or a BENEFICIARY.

               Securities owned by a corporation, partnership, or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

This is not a complete list of the forms of ownership that could constitute BENEFICIAL OWNERSHIP for purposes of this Code. You should ask the CHIEF COMPLIANCE OFFICER if you have any questions or doubts at all about whether you or a member of your FAMILY/HOUSEHOLD would be considered to have BENEFICIAL OWNERSHIP in any particular situation.

COMPLIANCE OFFICER means John J. Sanders, Jr., his successor, or another person designated to perform the functions of the Chief Compliance Officer. You can reach the Chief Compliance Officer by calling 415-591-2768. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Marianne Clark or another person designated to perform that function.

Three alternate Compliance Officers have been designated for RSIM and the Trust:
(1) Marianne E. Clark, (2) Steven M. Cohen and (3) G. Randy Hecht.

The Chief Compliance Officer will create a list of all ACCESS PERSONS and update the list with reasonable frequency. The Chief Compliance Officer will circulate a copy of this Code to each Access Person, together with an acknowledgement of receipt, which shall be signed and returned to the Chief Compliance Officer by each Access Person promptly after he or she becomes an ACCESS PERSON and at least once a year thereafter.

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COVERED SECURITY means anything that is considered a "security" under the 1940
ACT, EXCEPT:

               Direct obligations of the U.S. Government.

               Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

This is a very broad definition of security. In addition to including shares in any Fund and any other mutual fund, it also includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

               shares of investment companies, including mutual funds

               options on securities, on indexes and on currencies

               exchange traded funds, SPDRs and QQQs

               investments in all kinds of limited partnerships

               investments in foreign unit trusts and foreign mutual funds investments in private investment funds, hedge funds and investment clubs

If you have any question or doubt about whether an investment is a considered a security or a COVERED SECURITY under this Code, ASK THE CHIEF COMPLIANCE OFFICER.

Members of your FAMILY/HOUSEHOLD include:

               Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

               Your children, if they (A) are under the age of 18 or (B) live in the same household as you or (C) receive any support from you.

               Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment--There are a number of reasons why this Code covers transactions in which members of your FAMILY/HOUSEHOLD have BENEFICIAL OWNERSHIP. First, the SEC

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regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

TRADE ACCESS PERSON means an employee who, as part of his or her regular functions or duties, has access to RSIM's trade order management system, and any member of such person's FAMILY/HOUSEHOLD. Every ADVISORY PERSON is also a TRADE ACCESS PERSON.

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                     Please sign and date the attached form.
                      Detach and return to RSIM Compliance.


         I FULLY UNDERSTAND AND HEREBY SUBSCRIBE TO THIS CODE OF ETHICS.


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                                      NAME


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                                    SIGNATURE


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                                      DATE

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